Exhibit 99.1
NEWS RELEASE

Albany International Enters Definitive Agreement to Acquire Heimbach Group for €153 Million

Transaction Provides Increased Scale, Broader Geographic Footprint, Complementary Technologies and Significant Margin Expansion Opportunities

ROCHESTER, N.H., June 14, 2023 – Albany International Corp. (“Albany” or the “Company”) (NYSE: AIN) announced today it has entered into a definitive agreement to acquire privately held Heimbach Group (“Heimbach”), a leading supplier of paper machine clothing, in an all cash transaction valued at approximately €153 million, including the assumption of €21 million net debt. The transaction has been unanimously approved by the Albany Board of Directors and Heimbach’s shareholders. It is expected to close in the second half of 2023, subject to customary closing conditions and regulatory approvals. Albany will fund the transaction with cash held outside the United States.

Headquartered in Düren, Germany, Heimbach is a global supplier of paper machine clothing for the production of all grades of paper and cardboard on all machine types as well as high-tech textile products used in a variety of sectors, such as the food processing, chemicals, construction materials and automotive industries. The Company has approximately 1,200 employees and nine production facilities across Germany, China, Spain, Switzerland, the United Kingdom, Belgium and Italy. Heimbach had 2022 annual revenue of approximately €161 million.

“The acquisition of Heimbach is an exciting opportunity to create significant value for our shareholders as well as for our customers as the partner of choice,” said Bill Higgins, President and CEO of Albany. “With Heimbach, we gain increased scale and complementary technology, while broadening our geographic footprint to efficiently serve markets in Europe and Asia. This transaction also provides an opportunity to leverage Albany’s expertise to drive meaningful margin expansion in Heimbach’s operations and cash flows that can be reinvested in high-growth areas of the Company. We look forward to working with the Heimbach team and welcoming them to Albany.”

Marco Esper, CEO of Heimbach Group, said, “In Albany International, we found a like-minded partner who shares our commitment to best-in-class customer service and advancing modern paper production. Together, we will leverage our collective product and technology portfolios to become an even better provider to our customers. I am incredibly proud of everything that Heimbach and our team have accomplished and look forward to working closely with Albany’s leadership to reach even greater success.”

“Heimbach is a solid addition to our company,” said Daniel Halftermeyer, President of Albany’s Machine Clothing business. “Their operations are an excellent complement to Albany’s existing network of forward-deployed manufacturing assets. Together, we look forward to providing our customers with even more value in terms of logistics, delivery capability, advice and service quality.”

Strategic and Financial Benefits
•Enhances Albany’s Scale and Geographic Footprint: Heimbach’s strength in central European markets is an excellent fit with Albany’s northern European presence. Heimbach also brings additional production capacity in Asia, enhancing Albany’s ability to serve clients throughout the region.

•Provides Complementary Technology: In addition to its broad offerings in paper machine clothing, Heimbach brings technologies that support Albany’s differentiation and ability to provide customers with optimized, application-specific solutions.

•Leverages Albany’s Industry-Leading Operating Expertise to Drive Margin Expansion: Albany has identified numerous supply chain, logistics, insourcing and other operational opportunities that it expects will provide significant margin expansion in Heimbach’s operations.

•Provides Attractive Financial Returns: The acquisition is expected to be accretive to Albany’s earnings per share and cash flow beginning in year two.

Albany has published a slide presentation in connection with today’s announcement which can be found on the Company’s investor relations website at investors.albint.com.

About Albany International Corp.
Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed, consumable belts essential for the manufacture of all grades of paper products. Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for demanding aerospace applications, supporting both commercial and military platforms. Albany International is headquartered in Rochester, New Hampshire, operates 23 facilities in 11 countries, employs more than 4,200 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

About Heimbach
The Heimbach Group, founded in 1811, with its Paper Machine Clothing and Technical Textiles divisions, is a leading supplier of innovative industrial consumer goods and services for paper production and other selected industries. The core competence lies in the development, production and sales of forming fabrics, press felts and dryer fabrics for paper machines as well as technical textiles - worldwide. Heimbach manufactures at 9 locations with 1,200 employees and generates a turnover of a good 160 million euros. The technically sophisticated products are accompanied by comprehensive customer service, service and advice on site.

Cautionary Statement
This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” “look for,” “could” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release are based on current expectations. A change in any one or more of these expectations could have a material effect on the Company’s financial results in any period. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release or earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which we operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

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Contact: John Hobbs 603-330-5897 john.hobbs@albint.com